Exhibit 99.1

Western Digital Completes Planned Company Separation

SAN JOSE, Calif. – February 24, 2025 – Western Digital (Nasdaq: WDC) announced today the successful completion of the planned separation of the company’s Flash business.

Earlier this month, Western Digital held its Investor Day event where the company shared its vision, strategy and plan to enable its customers to unleash the power and value of data. Looking ahead, Western Digital Chief Executive Officer Irving Tan shares how the future of HDDs begins now here in his latest blog post.

The Western Digital executive leadership team includes:

•	Irving Tan, Chief Executive Officer

•	Wissam Jabre, Chief Financial Officer (until Feb. 28, 2025)

•	Don Bennett, Interim Chief Financial Officer (effective Feb. 28, 2025)

•	Scott Davis, Chief Sales and Marketing Officer

•	Vidya Gubbi, Chief of Global Operations

•	Katie Watson, Chief Human Resources Officer

•	Cynthia Tregillis, Chief Legal Officer and Corporate Secretary

•	Sesh Tirumala, Chief Information Officer

•	Shantnu Sharma, Chief Strategy and Corporate Development Officer

To be Hired: Chief Product Officer

The Western Digital Board of Directors consists of:

•	Martin Cole, newly appointed Board Chair

•	Matthew Massengill, outgoing Board Chair

•	Kimberly Alexy

•	Tunç Doluca

•	Bruce Kiddoo (newly appointed director)

•	Roxanne Oulman (newly appointed director)

•	Stephanie Streeter

•	Irving Tan

For more on our Western Digital Board of Directors and executive leadership team, please visit https://www.westerndigital.com/company/leadership.

For additional information on the separation, please visit the Financial Information, SEC Filings page on our Investor Relations website, https://investor.wdc.com/.

For information regarding the separated Flash business, please visit https://www.sandisk.com/.

About Western Digital

Western Digital empowers the systems and people who rely on data. Consistently delivering massive capacity, high quality and low TCO, Western Digital is trusted by hyperscale cloud providers, enterprise data centers, content professionals and consumers around the world. Core to its values, the company recognizes the urgency to combat climate change and is on a mission to design storage technologies that not only meet today’s data demands but also contribute to a more climate-conscious future. Follow Western Digital on LinkedIn and learn more at http://www.westerndigital.com/.

© 2025 Western Digital Corporation or its affiliates. All rights reserved. Western Digital, the Western Digital design, and the Western Digital logo are registered trademarks or trademarks of Western Digital Corporation or its affiliates in the US and/or other countries. All other marks are the property of their respective owners.

Contacts

Western Digital Investor Relations

investor@wdc.com

Western Digital Media Relations

WD.Mediainquiries@wdc.com